Exhibit 3.5

[Feel the World, Inc. LETTERHEAD]

December 2, 2020

TZP Group Investments, L.P.

TZP Group Holdings, L.P.

7 Times Square - Suite 4307

New York, New York 10036

Attn: Erin Edwards

Email: eedwards@tzpgroup.com

Re:       Management Rights Letter

Ladies and Gentlemen:

This letter will confirm our agreement that, effective as of the date of your purchase of certain shares of the Series A Preferred Stock of Feel the World, Inc. (including its subsidiaries, the “Company”), TZP Group Investments, L.P. and TZP Group Holdings, L.P. (each of which is referred to herein as an “Investor,” and together, the “Investors”) shall be entitled to the following contractual management rights, in addition to certain rights to receive non-public financial information, certain inspection rights, and certain other rights specifically provided to all of the investors who have signed that certain Investor Rights’ Agreement, of even date herewith (the “IRA”).

1.                  If either one of the Investors is not represented on the Company’s Board of Directors, such Investor shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with such Investor regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

2.                  If either one of the Investors is not represented on the Company’s Board of Directors, such Investor may examine the books and records of the Company and inspect its facilities and may request information, all at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.

3.                  If either one of the Investors is not represented on the Company’s Board of Directors, the Company shall, concurrently with delivery to the Board of Directors, provide to a representative of such Investor (designated pursuant to a written notice to the CEO of the Company) copies of all notices, minutes, consents and other material that the Company provides to its directors, except that the representative may be excluded from access to any material or meeting or portion thereof if the Board of Directors determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect the confidentiality of Confidential Information, or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board, or during another reasonable time as the Board may determine in its reasonable discretion, such representative may address the Board with respect to such Investor’s concerns regarding significant business issues facing the Company.

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4.                  The Company shall provide the designated representative of each Investor with such other rights of consultation as may reasonably be determined by such Investor to be necessary to qualify the Investors’ investment in the Company as a “venture capital investment” for purposes of the United Stated Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulations”).

In the event any Investor transfers all or any portion of its investment in the Company to an affiliated entity of such Investor that is intended to qualify as a venture capital operating company (a “VCOC”) under the Plan Asset Regulations, such transferee shall be afforded the same rights with respect to the Company afforded to each such VCOC Fund hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this letter (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this paragraph of this letter by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; or (ii) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor provides the the Company with reasonably prompt advance written notice of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

This letter may not be amended except by a written agreement signed by the Investors and the Company.

The rights described herein shall terminate and be of no further force or effect upon (a) such time as no shares of the Company’s stock are held by any of the Investors or their affiliates; (b) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public; or (c) the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights; and (ii) for purposes other than (A) the reincorporation of the Company in a different state; or (B) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all of the outstanding shares of capital stock of the Company’s successor. The confidentiality obligations referenced herein and in the IRA will survive any such termination.

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Very truly yours:

FEEL THE WORLD, INC.

By: /s/ Lena Phoenix

Name: Lena Phoenix

Title: Chief Financial Officer and President

Agreed to and accepted:

TZP GROUP INVESTMENTS, L.P.

By: TZP Group Investments GP, L.P.
Its: General Partner

By: TZP Group Investments GP, LLC
Its: General Partner

By: /s/ Samuel L. Katz
Name: Samuel L. Katz
Title: Managing Member

TZP Group HOLDINGS, L.P.

By: TZP Group Holdings GP, LLC
Its: General Partner

By: /s/ Samuel L. Katz
Name: Samuel L. Katz
Title: Managing Member